Exhibit 5.1

November 15, 2004

Monolithic Power Systems, Inc.

983 University Avenue, Building A

Los Gatos, CA 95032

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Monolithic Power Systems, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (such Registration Statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 5,500,000 shares (the “Shares”) of Common Stock, $0.001 par value per share, of the Company, as well as up to 825,000 shares of Common Stock which may be sold pursuant to an over-allotment option to be granted to the underwriters by the Company. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto.

In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the certificate of incorporation and bylaws of the Company as amended and now in effect, proceedings of the board of directors of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render this opinion. In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

We are members of the Bar of the State of California, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the portion of the Shares to be sold by the Company, when issued in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable and that the portion of the Shares to be sold by the selling stockholders pursuant to the Registration Statement have been validly issued, fully paid and are nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein.

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation